Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 13, 2010, except as to Note 12, as to which the date is October 22, 2010, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-168852) and the related Prospectus of REVA Medical, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP
San Diego, California
November 10, 2010